Exhibit 5.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 6, 2014

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-180300-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Medium-Term Notes to be issued from time to time by the Company through its London branch.  These securities include the notes identified in Exhibit A attached hereto (the “Notes”). The Notes have been issued pursuant to the Senior Indenture dated as of March 29, 2007 (the “Indenture”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as amended and supplemented from time to time and in effect as of the date hereof.

We, as your United States counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, the Notes, when duly executed, authenticated and issued and delivered in accordance with the terms of the Indenture and the applicable underwriting or other distribution agreement against payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith,

Credit Suisse AG	2	November 6, 2014

fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion of Homburger AG, Swiss legal counsel for the Company, dated October 24, 2014 and filed by the Company with the Commission as an exhibit to a Report on Form 6-K on October 24, 2014. Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.

In connection with the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not and will not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company or the Trustee; and that the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid, binding and enforceable agreement of the Trustee.

We express no opinion as to (x) provisions in the Indenture that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like, (y) whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Notes or (z) the effectiveness of any service of process made other than in accordance with applicable law.  In addition, we note that the enforceability in the United States of Section 10.08(c) of the Indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

We express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP

Credit Suisse AG	3	November 6, 2014

Exhibit A

Title of Securities	Date of Final Pricing Supplement	Pricing Supplement No.	Principal Amount	CUSIP
Accelerated Return Notes® Linked to the S&P MidCap 400® Index	October 30, 2014	ARN-23	$17,045,710	22539W103
Accelerated Return Notes® Linked to the S&P 500® Index	October 30, 2014	ARN-24	$147,352,160	22545F151
Strategic Accelerated Redemption Securities® Linked to an International Equity Basket	October 30, 2014	STR-15	$7,693,290	22539W202
Autocallable Market-Linked Step Up Notes Linked to the EURO STOXX 50® Index	October 30, 2014	SUN-35	$29,940,480	22539W400
Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index	October 30, 2014	SUN-36	$7,063,290	22539W707
Autocallable Market-Linked Step Up Notes Linked to the Russell 2000® Index	October 30, 2014	SUN-37	$33,967,250	22539W509
Autocallable Market-Linked Step Up Notes Linked to the S&P 500® Index	October 30, 2014	SUN-38	$44,939,180	22539W608
Autocallable Market-Linked Step Up Notes Linked to the Russell 2000® Index	October 30, 2014	SUN-39	$61,914,590	22539W806

Credit Suisse AG	4	November 6, 2014

Market-Linked Step Up Notes Linked to the S&P 500® Index	October 30, 2014	SUN-41	$30,897,790	22539W889
Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index	October 30, 2014	SUN-42	$10,288,790	22547E111
8.00% per annum Contingent Coupon Autocallable Yield Notes due November 6, 2018	October 30, 2014	U1105	$500,000	22547QW36
8.00% per annum Contingent Coupon Autocallable Yield Notes due November 6, 2018	October 30, 2014	U1106	$660,000	22547QW28